EXCLUSIVE TECHNOLOGY RIGHTS AGREEMENT

THIS AGREEMENT dated for reference the 3 day of November 2006.

BETWEEN:

HEET EARTH ENERGY TECHNOLOGY, of

A company duly incorporated under the laws of the Province of British Columbia, Canada

(Hereinafter referred to as “Inventor”)

OF THE FIRST PART

AND:

ESSENTIAL INNOVATIONS CORP.,

A company duly federally incorporated under the laws of the Country of Canada,

(Hereinafter referred to as “Essential”)

OF THE SECOND PART

WHEREAS:

A.   Inventors intend to file a Patent Application with the Canadian Patent and Trademark Office in regard to a unique Geothermal Loop-field technology or “Loop Technology” (herein the “Technology”). The Inventors have developed such patent-pending method of allowing for the transfer of heat energy from the earth or water with application directly relating not only to the Essential Innovations line of proprietary Geoexchange products and for other heating, domestic hot water production and cooling applications. The technology specifically relates to a new extremely cost effective and highly efficient method of designing, engineering, and installing the required geothermal loop-field infrastructure to deliver and transfer heat energy to the geothermal heat pump equipment utilized for performing heating, cooling and domestic hot water production to residential, commercial or institutional project applications.

AND WHEREAS:

B.            Essential Innovations wishes to enter into a sole exclusive marketing, distribution and applications agreement with the Inventors for the exclusive rights to the use of their patent-pending technology under the brand name and Trade Mark of Essential Innovations for use within the field of Geothermal Heating and Cooling and any other HVAC related application in the Territory (as hereinafter defined).

AND FINALLY WHEREAS:

C.            Inventors have agreed to grant the exclusive rights for the utilization, marketing, and distribution of the Technology for use within the Geothermal Heating and Cooling and any other HVAC related application throughout the Territory, on the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants, terms and conditions contained herein, the parties covenant and agree with each other as follows:

ARTICLE I – Definitions

1.	In this Agreement the following words, phrases and expressions shall have the following meanings:

a)

“Loop field Technology” means a process for, inter alia, allowing for the transfer of heat energy from the earth or water with application directly relating not only to the Essential Innovations line of proprietary Geoexchange products and for other heating, domestic hot water production and cooling applications. The technology specifically relates to a new extremely const effective and highly efficient method of designing, engineering, and installing the required geothermal loop-field infrastructure to deliver and transfer heat energy to the geothermal heat pump equipment utilized for performing heating, cooling and domestic hot water production to residential, commercial or institutional project applications, and for which a patent Application is to be filed in the United States Patent and Trademark Office within the next 60 days, and:

(i)

any patent or patents now or hereafter granted in regard thereto, including any and all renewals, divisions, continuations, continuations-in-part, reissues, extensions or additions of or to the aforesaid patent; and

(ii)

all designs, improvements, discoveries, concepts, ideas, knowledge and inventions, related to above technology, whether or not capable of industrial or intellectual property protection under any applicable legislation, made or conceived or reduced to practice by the Inventor, his employees, agents or independent contractors or consultants retained by him;

b)	“Trade-Mark” means the trademark or trademarks of all products manufactured by Essential Innovations and its affiliates.

c)	“Territory” means “ALL COUNTRIES OF THE WORLD excluding those in Asia”

d)	“Parties,” means Essential Innovations Corp., Essential Innovations Technology Corp., Earth Source Energy, and HEET, “the Inventor”, and

e)

“Know-how” means the technical information, knowledge and expertise concerning the design, construction, operation and use of the Technology, and all feasibility studies, design engineering, construction drawings and operational knowledge and conditions, plus all knowledge and information in regard to the marketing of products derived from the Technology.

ARTICLE 2 –EXCLUSIVE TECHNOLOGY RIGHTS COMPENSATION SCHEDULE

a)

Inventors hereby grant exclusive marketing and distribution and applications agreement to Essential Innovations for the exclusive rights to the use of the Inventors patent-pending technology for use within Geothermal Heating and Cooling and any other HVAC related application throughout the Territory (as hereinafter defined)

b)

The parties shall co-operate in the development and marketing of the Technology and in such regard shall inform each other of all Know-how that is for the benefit of marketing and application but that is not considered part of the HEET patent process.

c)

In consideration of the transfer of exclusive rights for the specific application, the Inventors shall be entitled to receive, and Essential shall pay to HEET 18% of the gross project value on commercial or institutional applications, and will pay to HEET 10% on residential value of each individual project with the following payment schedule to HEET based on their design, engineering schedule as long as the HEET system guarantees a geothermal loop-field cost savings of at least 30%:

20% DOWN

70% ON DELIVERY OF PLANS AND DESIGNS

10% HOLDBACK (usually 1 year after project completion)

d)

Payment of Stock/Options: In relation specifically to the Technology application for Geothermal Heating and Cooling and any other HVAC related application Essential Innovations Technology Corp. will grant to the inventors on signing:

(i)	50,000 fully paid and non-assessable common shares of “ESIV” (public trading symbol) of Essential Innovations Technology Corp., and 50,000 options of ESIV @ $.50/share with a 5 Year exercise date

(ii)

Pursuant to continued R&D on the part of Essential and it being proved that the Technology can be applied within the field of Geothermal Heating and Cooling and any other HVAC related application as Essential believes, then Essential will grant to the inventors an additional:

250,000 fully paid and non-assessable shares of “ESIV”, and an additional

250,000 options of ESIV priced @ $0.75/share with a 5 Year exercise date

(iii)

Essential agrees here to a period of a maximum of 6 months from the date of signing in order to complete their required R&D; if the technology is unsuccessful, then no further shares or options are issuable.

e)

Report of Technology Sales: Within 30 days following the close of the first calendar quarter in which there are any revenues generated from the Technology, Essential shall provide Inventors with a written report showing the sales in such quarter and the amount of Royalty payable with respect thereto, certified by the accountant for Essential. Thereafter, within 30 days following the close of each calendar quarter, Essential shall provide Inventors with a written reporting showing the amount of sales in such quarter and the amount of Royalty payable with respect hereto.

f)

Examination of Books and Records: Upon the written request of Inventors and, except as otherwise provided below, at Inventors’ expense, Essential shall allow and make available on an annual basis its books and records to be examined and audited by a registered auditing firm for the purpose of determining compliance with payment obligations under this Agreement. If such audit discloses any discrepancy in the amount paid, the appropriate adjustment shall be made immediately thereafter. To the extent of an overpayment, the amount due from Inventors shall be deducted from future payments. In the event that any such examination or audit shall determine that the actual payment for any period was less than 95% of the amount properly payable, or was greater than the amount that should have been paid, Essential shall pay the reasonable expenses actually incurred by Inventors in connection therewith, in addition to all previously unpaid amounts. Inventors and its representatives shall not use or disclose such books and records, nor any of the specific information contained therein, to any third parties except as reasonably necessary if Essential is in breach of this Agreement.

ARTICLE 3 – FUTURE PATENT APPLICATIONS

If approved by the Inventors, Essential Innovations shall be entitled to apply for any patents related to the utilization of the Technology for applications of its own deemed to be different than those for which the inventors have filed their initial patent. Having said that, Essential Innovations agrees to include each of the inventors individually in any patent that Essential Innovations may file of it’s own accord in the future where the Technology has been used somewhere in the patent in whole or in part.

ARTICLE 4 - PATENTS AND TRADEMARKS

4.01        Inventor warrants, represents and covenants with Essential that the Inventor is the sole owner of the Loop-field Technology and technical information, theory, knowledge, process and expertise concerning the design, construction and use of the Loop-field Technology and that he has the right to sell, transfer, assign and convey the rights to the Loop-field Technology to Essential.

4.02        Any modification, improvement or variance of the Loop-field Technology created through the efforts of Inventor, which is patentable may be patented by the Inventor but such application and any subsequent patent therefore shall form part of the Loop-field Technology.

4.03        Inventor agrees to use his best efforts to obtain a Canadian patent for the Loop-field Technology and in such regard agrees to diligently proceed with the processing of the patent application and to respond in a timely manner to all “Office Actions” received from the Canadian Patent and Trademark Office.

4.04        Inventor agrees to cooperate fully with Essential in the filing of all necessary documents and applications to protect the Loop-field Technology in such other jurisdictions being the United States, the United Kingdom, and other parts of Europe as Essential may consider appropriate.

ARTICLE 5 – INFRINGEMENT

a)

If a patent is issued for the Technology and subsequent thereto any person other than Inventors, Essential or an authorized licensee of Essential, is utilizing technology which appears to infringe any patents or trademarks issued with respect to the Technology both parties shall share expense to take all reasonable steps to terminate or enjoin the apparent infringement thereof further agreeing to cooperate in such proceedings and perform all acts and execute all documents, and participate in any suit to terminate or enjoin such infringement as may be necessary or desirable, and in such event any damage award or settlement shall enure to the joint benefit of both parties.

ARTICLE 6 - NON COMPETITION

Inventor agrees that within the Territory it shall not market, sell or distribute or utilize the Technology, whether as an individual, with a firm, association, syndicate, corporation, partnership or other enterprise, whether as principal, agent, shareholder, officer, director, employee, or in any manner whatsoever outside of the terms of this Agreement or for that matter permit its name to be used or employed with any such business for the initial application of Geothermal of HVAC heating, cooling, domestic hot water, or dehumidification as it is the sole and exclusive right of Essential.

ARTICLE 7 - WARRANTIES AND REPRESENTATIONS OF INVENTORS

Inventor warrants and represents to Essential as follows:

a)	They have developed the Technology and own, possess and have title to such and all documentation, designs, flowsheets and related materials free and clear of all liens, charges and encumbrances;

b)

They have not granted or agreed to grant any license or right or entered into any other agreement whereby he is obliged to give any other person, firm or corporation any rights to utilize or sell the Technology; and

c)	This Agreement has been duly and properly executed by them and is binding upon them.

ARTICLE 8 - WARRANTIES AND REPRESENTATIONS OF ESSENTIAL

Essential warrants and represents to Inventors as follows:

a)	Essential is a company duly incorporated under the laws of Canada in good standing in accordance with the laws of such jurisdiction and shall remain so during the term of this Agreement;

b)	It shall use its best and reasonable efforts to utilize and exploit the Technology in accordance with the terms and conditions of this Agreement for the application in question;

c)

It shall comply with all applicable laws, orders and regulations relating to the utilization of the Technology and, where required by applicable laws, become registered in such jurisdictions where it may exploit the Technology; and

d)	All projects utilizing the Technology shall be done in a professional manner that maintains the reputation and integrity of Inventors and the Technology.

ARTICLE 9 – INDEMNIFICATION

a)

Indemnification by Inventors. Inventors shall indemnify and hold Essential Innovations free and harmless from any and all claims, damages, charges, expenses, suits or actions arising out of the negligence or misrepresentation of Inventors.

b)

Indemnification by Essential Innovations. Essential Innovations shall indemnify and hold Inventors, free and harmless from any and all claims, damages, charges, expenses, suits or actions arising out of the negligence or misrepresentation of Essential Innovations.

ARTICLE 10 - CONFIDENTIALITY

General

For purposes of this Agreement, the term Confidential Information includes any information in any form or medium, including without limitation written records, documents, computer-readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials, that the parties consider confidential, whether or not marked as confidential. Confidential Information includes inventions (as defined below), software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which the parties now operates or may operate in the future. For purposes of this Agreement, “Inventions” shall include but not be limited to ideas, improvements, or other Confidential Information, whether or not patentable and whether or not reduced to practice, made or conceived by the parties which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the parties or their subsidiaries.

ARTICLE 11 - ARBITRATION

If there is any disagreement between the parties hereto with respect to the terms of this Agreement or the interpretation thereof, the same will be referred to a single arbitrator pursuant to the Commercial Arbitration Act in the Country of Canada and in the Province of British Columbia and any amendments thereto, and the determination of such arbitrator will be final and binding upon the parties hereto.

ARTICLE 12 - GENERAL CONTRACT PROVISIONS

a)	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the Parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by the Parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any Party who has not given its consent in writing.

b)	Heading

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

c)	Severability

In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

d)	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and any court of competent jurisdiction in the Province of British Columbia shall have jurisdiction to adjudicate any matter arising out of this Agreement.

e)	Interpretation

(i)	Each provision of this Agreement is declared to constitute a separate and distinct covenant and will be severable from all other such separate and distinct covenants.

(ii)

If any covenant or provision is determined to be void or unenforceable, in whole or in part, it will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this Agreement or any part thereof.

(iii)	The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

f)	Notices

All notices, requests, demands or communications made pursuant to the terms hereof or required or permitted to be given by one party to another shall be given by personal delivery or by registered mail, addressed to such other party or delivered to such party as follows:

•	To Essential Innovations at:

ESSENTIAL INNOVATIONS CORP.

• To the Inventor at:

HEET EARTH ENERGY TECHNOLOGY

or at such other address as may be given by any of them to the other from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if mailed two (2) weeks following the date of mailing thereof provided that if any such notices, requests, demands or other communications shall have been mailed regular mail service. Shall strikes or other irregularities, such notices, requests interrupt such mail service, demands or other communications shall be deemed to have been received two (2) weeks after the day following the resumption of normal mail service. In any case of irregularities the party mailing such requests, demands or communications should inform the other party of such irregularities via telephone.

g)	Time

Time shall be of the essence.

h)	Further Assurance

The Parties agree to sign such other instruments, cause such meeting to be held, resolutions passed and by-laws enacted, exercise their votes and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effects to this Agreement.

i)	Successor and Assigns

This Agreement shall endure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

j)	Non-Waiver

There shall be no waiver by either Party of any breach by the other Party of any of its covenants, obligations or agreement, nor shall any forbearance to seek a remedy for any breach, be considered a waiver of any rights and remedies with respect to such or any subsequent breach.

k)	Changes

(i)	This Agreement shall remain binding and valid in the event that either Party decides to relocate its head office to any other country.

(ii)	This Agreement supersedes all verbal and written agreements prior to this date. This Agreement also supersedes all other verbal and written agreements that contradict with this Agreement.

l)	Contact Information

The Inventors and Essential Innovations contact information are as follows:

• Essential Innovations Corp. Contact Information:

Address:

Contact Name & Title:

Telephone:

Facsimile:
E-mail:	info@eitechcorp.com

• The Inventors

Address:

Contact Name:

Telephone:

Facsimile:

E-mail:

m)	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

SIGNED, SEALED AND DELIVERED by	)
/s/ Yang Jing Lan	)	________________________________
Signature	)	HEET EARTH ENERGY TECHNOLOGY
Yang Jing Lan	)
Name	)
President	)
Occupation	)
)
On behalf of	)
ESSENTIAL INNOVATIONS	)
CORP., was	)
/s/ Jason McDiarmid	)
Authorized Signatory	)
Jason McDiarmid	)	________________________________
Name	)	President/CEO
President/CEO	)
Occupation

SCHEDULE “A”

FUTURE JOINT VENTURE PLANS

It is hereby also agreed as an addendum to this Agreement that it is the intention of both parties to this Agreement will work diligently to establish a Joint Venture in China as soon as is reasonably possible for the marketing, distribution, application and installation of the geothermal loop-field technology owned by HEET under this Agreement and the proprietary line of Geoexchange (geothermal heat pumps), owned by Essential Innovations.